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10.04

SUBSCRIPTION AGREEMENT

Infer Technologies, Inc.
2030 Marine Drive, Suite 100
North Vancouver, British Columbia
Canada

Gentlemen:

        1. Subscription. Infer Technologies, Inc., a Delaware corporation (the "Company"), is offering to sell to the undersigned up to 7,500 shares (the "Shares") of the Company's Class A Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Class A Preferred Stock"), at the price of $.01 per share, in increments of 312.5 Shares per month for a period of 24 months, commencing July 15th, 1999. The undersigned, as a prospective purchaser (the "Purchaser"), intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase the number of Shares of the Class A Preferred Stock, as indicated below, at the price of $.01 per Share, for the total subscription price set forth below (the "Subscription Price"), upon the terms and conditions set forth in this Subscription Agreement (including Schedule 1 hereto).

        Total number of Shares to be purchased:           7,500

        Total Subscription Price ($.01 per Share):     US$75.00

        2. Payment of Subscription Price. Purchaser agrees to pay the Subscription Price for the purchase of the Class A Preferred Stock by tendering a check to the Company.

        3. Schedule 1. By execution and delivery of this Subscription Agreement, the Purchaser agrees to be bound by all of the terms and conditions of Schedule 1 attached hereto and made a part hereof.

        4. Acknowledgment. The Purchaser acknowledges that his investment in the Shares is subject to dilution with respect to any equity subsequently sold by the Company other than up to $200,000 in additional securities sold to SmartSources.com, Inc. and that in connection with this purchase, SmartSources.com, Inc. has made no representations or warranties to the Purchaser that it would sell or spin-off the Company or publicly offer the Company's securities.

        5. Repurchase. In the event that Purchaser resigns as an employee of the Company or any of its affiliates at any time within three years from the date hereof, upon 60 days prior written notice, the Company shall have the option for a period of 90 days to repurchase all of the

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Shares or any securities convertible or exchangeable for the Shares owned by the
Purchaser at such date at the price of $2.00 per Share from the date of issuance until the first anniversary of the date of issuance, $3.50 from the date of issuance until the second year from the date of issuance, and $5.50 from the date of issuance until the third year from the date of issuance. The Company shall have the right to register the transfer of the Shares upon the stock transfer records of the Company upon the mailing of a check in the amount of the repurchase price to the Purchaser at the address shown in the Company's records. Certificates representing the Shares shall bear appropriate legends referencing this section and restricting transferability pursuant to applicable securities laws.

        The undersigned has executed this Agreement effective as of July ____, 1999.


                                        /s/ Peter Rive
                                        ------------------------------
                                        Peter Rive

This subscription is accepted
as of July _____, 1999.

INFER TECHNOLOGIES, INC.

By: /s/ Sokhie Puar
   ---------------------------
   Sokhie Puar
   Vice President